Exhibit 10.1

April 6, 2020

Mr. Carl F. Giesler, Jr.

3012 Reba Dr.

Houston, Texas 77019

Dear Carl:

On behalf of the Board of Directors of SandRidge Energy, Inc. (the “Board”), I am pleased to offer you (“Executive”) employment in the position of Chief Executive Officer of SandRidge Energy, Inc. (“Corporation”) from and after April 6, 2020 (the “Effective Date”).

1.

Agreement. This letter agreement (the “Agreement”) describes the terms and conditions of Executive’s employment and supersedes and preempts in all respects any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control. On the Effective Date, Executive shall become an “at will” employee as defined under Oklahoma state law.

2.

Position. Executive will serve as Chief Executive Officer of the Corporation, reporting directly to the Corporation’s Board of Directors (the “Board”). In addition, the Corporation shall cause Executive to be nominated to stand for election to the Board. If Executive’s employment is terminated for any reason, he shall be deemed to resign from the Board and the board of directors of any affiliate of the Corporation to which he has been appointed or nominated by or on behalf of the Corporation.

3.

Base Salary. Beginning June 15, 2020 (the “Compensation Date”), Executive’s annual base salary will be $350,000 per annum (the “Base Salary”), less applicable taxes, payable in accordance with the Corporation’s normal payroll practices as in effect from time to time. From the Effective Date until the Compensation Date, Executive will receive no compensation from the Corporation, other than as described below.

4.

Annual Bonus. Executive will participate in the Corporation’s Annual Incentive Plan (“AIP”) (or any successor bonus plan) and Executive’s target bonus amount will be 50% of Executive’s annual base salary (the “Target Bonus”), determined in the sole discretion of the Board. Executive’s annual bonus target will be reviewed periodically by the Board and the Compensation Committee, with any modifications at the sole discretion of the Board. Executive’s annual bonus will be subject to the terms and conditions contained in the AIP.

5.

Long-Term Incentive Award. Effective as of the Effective Date, you will receive an award of 1,000,000 Restricted Stock Units (the “Initial RSU Grant”) under the 2016 Omnibus Incentive Plan (As Amended and Restated as of August 8, 2018) (the “Incentive

Mr. Carl F. Geiser

April 6, 2020

Plan”). This Initial RSU Grant will be subject to the terms and conditions of the Incentive Plan, and will (i) be settled in shares of the Corporation’s common stock upon vesting, and (ii) vest in three equal installments on each of the first, second, and third anniversaries of the Effective Date (the “Vesting Dates”). Notwithstanding the preceding sentence, if Executive’s employment is terminated for any reason before the Compensation Date, Executive shall forfeit all of the Initial RSU Grant, and if Executive’s employment is terminated after the Compensation Date but before the third Vesting Date, (x) for any reason other than Cause (as defined in the Incentive Plan), an additional portion of the unvested Initial RSU Grant shall be vested, equal to the product of the number of the Initial RSU Grant shares that are not vested as of Executive’s employment termination, multiplied by a fraction, the numerator of which is the number of days between the Effective Date and the date of Executive’s employment termination, and the denominator of which is 1095, and (y) for Cause, Executive shall forfeit all of the Initial RSU Grant, including any vested portion. Upon a Change in Control (as defined in the Incentive Plan) the Initial RSU Grant shall vest in full and, if Executive’s employment is terminated for any reason other than Cause (as defined in the Incentive Plan) either during (x) the 12 months immediately following or (y) the three months immediately preceding the Change in Control, Executive shall receive a lump sum payment equal to 1 times the sum of the Base Salary and the Target Bonus, which would be in lieu of any payments or benefits under the Corporation’s Special Severance Plan and any other plan or program providing severance.

6.

Benefit Programs. During Executive’s employment, Executive will be eligible to participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Corporation, including the Corporation’s Paid Time Off Policy, in accordance with the terms and conditions of the applicable plan or policy. Except as described in Section 5 above, beginning on the Compensation Date, Executive will be eligible to participate in the corporation’s Special Severance Plan, in accordance with its terms and conditions. The Corporation reserves the right to change the benefit programs at any time.

7.

Business Expenses. Upon presentation of reasonable substantiation and documentation as the Corporation may specify from time to time, the Employee shall be reimbursed in accordance with the Corporation’s expense reimbursement policy, for all reasonable out-of-pocket business expenses, including but not limited to reasonable commuting expenses between Executive’s residence in Houston, Texas and the Corporation’s offices Oklahoma City, Oklahoma, including hotel or other temporary housing, incurred and paid by Executive, as well as reasonable legal expenses incurred and paid by Executive related to this Agreement, not to exceed $5,000.

8.

Restrictive Covenants. As a condition to employment with the Corporation, Executive will be required to sign a restrictive covenant agreement in a form satisfactory to the Corporation, which shall include confidentiality and non-disclosure obligations, non-competition, and employee and customer non-solicitation restrictions (“Restrictive Covenant Agreement”). The Restrictive Covenant Agreement will last during the Employee’s employment and, if terminated after the Compensation Date, for a further 6

Mr. Carl F. Geiser

April 6, 2020

months. Furthermore, Executive agrees not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Corporation and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients (the “Released Parties”), with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.

9.

Withholding. The Corporation may withhold from any amounts payable under this Agreement all taxes that the Corporation reasonably determines to be required to be withheld pursuant to any law, regulation, or ruling. However, it is Executive’s obligation to pay all required taxes on any amounts paid under this Agreement, regardless of the extent to which amounts are withheld.

10.

Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma is the proper venue for any litigation seeking to enforce any provision of this Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma to enforce any provision of this Agreement.

Executive’s execution of this letter will constitute a representation by Executive that he is not currently a party to any agreement that would inhibit Executive’s ability to accept and perform the duties of the position being offered.

SandRidge Energy Inc.		Agreed to and accepted by:

By:	/S/Jonathan Frates	/S/Carl F. Giesler, Jr.
	Jonathan Frates Chairman of the Board	Carl F. Giesler, Jr.